Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kura Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, Kura Oncology, Inc. 2023 Inducement Option Plan, as amended	Rule 457(c) and Rule 457(h)	1,900,000(2)	$7.76(3)	$14,744,000.00(3)	0.0001531	$2,257.31
Total Offering Amounts					$14,744,000.00		$2,257.31
Total Fee Offsets							—
Net Fee Due							$2,257.31
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Kura Oncology, Inc. 2023 Inducement Option Plan as amended, (the “Inducement Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)
Represents shares of Common Stock that were added to the shares authorized for issuance under the Inducement Plan on December 16, 2024 pursuant an amendment to the Inducement Plan approved by the Board of Directors of the Registrant without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4).
(3)
Estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 25, 2025, as reported on the Nasdaq Global Select Market.